Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement (No. 333‑201737) on Form S-8 of Medtronic plc of our report dated October 26, 2017, relating to the financial statements and supplemental schedule of the Medtronic Savings and Investment Plan (also known as the “Medtronic, Inc. 401(k) Plan”), which appears in this Form 11-K of the Medtronic Savings and Investment Plan (also known as the “Medtronic, Inc. 401(k) Plan”) for the year ended April 30, 2017.

/s/ RSM US LLP
Minneapolis, Minnesota October 26, 2017